EXHIBIT 99.1



                              EUROBANCSHARES, INC.



AT THE COMPANY                           AT FINANCIAL RELATIONS BOARD

Rafael Arrillaga-Torrens, Jr.            Julie Tu -Investor Inquiries
Chairman, President and CEO              212/445-8432
787/751-7340                             John McNamara -Media Inquiries
                                         212/445/8435

FOR IMMEDIATE RELEASE

October 4, 2004

                         EUROBANCSHARES, INC. LISTED ON
                       THE SMALL CAP RUSSELL 2000(R) INDEX

San Juan, PR, October 4, 2004 -- EuroBancshares, Inc. (Nasdaq: EUBK) today announced that it has been included on the list of companies joining the Russell 2000(R) Index after the close of the equity markets on September 30, 2004. The Company will also be automatically included in the broader Russell 3000(R) Index, as well as the appropriate growth and style indexes.

EuroBancshares is one of 48 recent initial public offerings that are set to join the Russell 3000 on September 30, 2004. These additions reflect the Russell's new policy of adding IPOs on a quarterly basis in order to enhance how well each index reflects its segment of the U.S. equity market. Previously, IPOs were added only as part of Russell's annual index reconstitution process in May of each year.

"We are very pleased to be included in the Russell indexes. It will raise EuroBancshares visibility with investors who look to the Russell indexes as part of their investment strategy," said Rafael Arrillaga-Torrens, Chairman, President and Chief Executive Officer of EuroBancshares.

Membership in Russell's 21 U.S. equity indexes is determined primarily by objective market capitalization rankings and style attributes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More


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than $360 billion is invested in passive funds based on Russell's indexes and an additional $1.4 trillion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Annual reconstitution of Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 while the remaining 2,000 companies become the widely used Russell 2000.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank, and its wholly owned insurance company, EuroSeguros

The matters discussed in this release, which are not historical, are forward-looking statements. Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which the company operates, and changes in economic, political, regulatory and technical conditions. We caution that the foregoing list in not exhaustive. When relying on forward-looking statements to make decisions, investors should carefully consider that aforementioned factors as well as other uncertainties and events.







270 Munoz Rivera Avenue o San Juan, Puerto Rico 00918 o Tel 787/751-7340 o Fax 787/758-5611 o www.eurobankpr.com